EXHIBIT 28.1
                                                                       1


                       CONSOLIDATED FINANCIAL STATEMENTS
                            AND REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                              PARK BANKSHARES, INC.
                                 AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

                                    CONTENTS
                                                                           Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           1

FINANCIAL STATEMENTS
    CONSOLIDATED BALANCE SHEETS                                              2
    CONSOLIDATED STATEMENTS OF INCOME                                        3
    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                           4
    CONSOLIDATED STATEMENTS OF CASH FLOWS                                    5
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               6

                      REPORT OF INDEPENDENT CERTIFIED GRANT
                               PUBLIC ACCOUNTANTS


Board of Directors
Park Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Park Bankshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Bankshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, Park Bankshares, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments," on January 1, 1995.


/s/ GRANT THORNTON LLP
------------------
West Palm Beach, Florida
February 9, 1996

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

                      PARK BANKSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                                                                         DECEMBER 31,
                                                                               -----------------------------
                                                                                   1995              1994
                                                                               -----------       -----------
  Cash and due from banks                                                      $ 2,954,948       $ 2,855,180
  Federal funds sold                                                             8,455,000         8,696,000
  Securities available for sale, at market value                                10,623,067         3,283,993
  Securities held to maturity, at cost (market value of $7,950,464
   and $16,412,701 at December 31, 1995 and 1994, respectively)                  7,969,625        17,681,649
  Federal Reserve Bank stock, at cost                                               77,350            77,350
  Federal Home Loan Bank stock, at cost                                            178,600                 -
  Loans receivable, net                                                         32,578,677        25,854,454
  Premises and equipment, net                                                    1,669,414         1,697,648
  Other assets                                                                   1,211,471           689,742
                                                                               -----------        ----------

                Total assets                                                   $65,718,152        $60,836,016
                                                                               ===========        ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits
     Demand deposits, noninterest bearing                                       $12,341,716       $12,657,323
     NOW accounts                                                                12,478,940        10,836,698
     Money market accounts                                                       14,519,416        15,177,767
     Savings deposits                                                             2,745,491         3,150,989
     Certificates of deposit of under $100,000                                   14,405,325        11,008,380
     Certificates of deposit of $100,000 or more                                  3,923,047         3,085,146
                                --------                                         ----------       -----------

                Total deposits                                                   60,413,935        55,916,303

  Accounts payable and accrued expenses                                             935,790         1,117,800
                                                                                 ----------       -----------

                Total liabilities                                                61,349,725        57,034,103

  Stockholders' equity
     Common stock, $.Ol par value - 2,000,000 shares authorized;
       248,000 shares issued and outstanding
       at December 31, 1995 and 1994, respectively                                    2,480             2,480
     Additional paid-in capital                                                   2,470,646         2,470,646
     Net unrealized gain (loss) on securities available for sale                     63,054          (55,367)
     Retained earnings                                                            1,832,247         1,384,154
                                                                                -----------       -----------

                Total stockholders' equity                                        4,368,427         3,801,913
                                                                                -----------       -----------

                Total liabilities and stockholders' equity                      $65,718,152       $60,836,016
                                                                                ===========       ===========

  The accompanying notes are an integral part of these statements.

                      PARK BANKSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                 YEARS ENDED    DECEMBER 31,
                                                    1995           1994
                                                ----------      -----------
Interest income
    Loans                                       $ 2,753,917     $ 2,059,190
    Securities                                    1,332,331       1,236,315
    Federal funds sold                              267,403          44,750
                                                    -------          ------

               Total interest income              4,353,651       3,340,255

Interest expense
    Deposits                                      1,750,812       1,114,830
    Federal funds purchased                              12           9,378
                                                  ---------       ---------

               Total interest expense             1,750,824       1,124,208
                                                  ---------       ---------

               Net interest income                2,602,827       2,216,047

Provision for loan losses                            45,000          36,500
                                                  ---------       ---------
               Net interest income after
                 provision for loan losses        2,557,827       2,179,547

Noninterest income
    Service fees and other income                   538,058         427,499
    Gain on sale of fixed assets                      6,000              -
    Gain (loss) on sale of securities               (12,590)         13,886
    Gain on sale of loans                            78,977          86,827
    Gain (loss) on sale of real estate
       acquired through foreclosure                  (7,162)         32,340
                                                     ------          ------

               Total noninterest income             603,283         560,552

Noninterest expense
    Salaries and employee benefits                 1,285,780       1,101,214
    Occupancy, furniture and equipment expense       436,726         425,901
    Deposit insurance and supervisory costs           85,848         116,979
    Other                                            627,032         689,926
                                                   ---------       ---------
               Total noninterest expense           2,435,386       2,334,020
                                                   ---------       ---------
               Income before income taxes            725,724         406,079

Income Taxes                                         203,231           89,490
                                                   ---------       ---------

               Net income                            522,493         316,589
                                                   =========       =========


    The accompanying notes are an integral part of these statements.

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


                      PARK BANKSHARES, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                                      NET UNREALIZED
                                                                        GAIN (LOSS)
                                                       ADDITIONAL      ON SECURITIES                         TOTAL
                                    COMMON STOCK        PAID-IN          AVAILABLE      RETAINED          STOCKHOLDERS'
                              SHARES        AMOUNT      CAPITAL           FOR SALE      EARNINGS             EQUITY
                              -------       -------    ---------          ---------    ----------          ----------
Balance at
  January 1, 1994             252,450       $2,524    $2,516,926          $(29,104)     $1,067,565          3,557,911

Retirement of common
  stock                        (4,450)         (44)      (46,280)                                             (46,324)

Change in valuation
  allowance for net
  unrealized loss on
  securities available
  for sale                          -             -             -           (26,263)             -            (26,263)

Net income                          -             -             -                 -        316,582            316,589
                              -------         -----     ---------           --------       -------            -------
Balance at
  December 31, 1994           248,000         2,480     2,470,646           (55,367)     1,384,154          3,801,913

Change in valuation
  allowance for net
  unrealized gain on
  securities available              -             -            -            118,421             -             118,421
  for sale

Dividends paid                      -             -            -                 -         (74,400)           (74,400)

Net income                          -             -            -                 -         522,493            522,493
                              -------        -------    ---------          ---------    ----------          ----------

Balance at
  December 31, 1995           248,000        $ 2,480    $2,47,646          $ 63,054     $1,832,247         $4,368,427
                              =======        =======    =========          ========     ==========         ==========


The accompanying notes are an integral part of this statement.

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

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        YEARS END, DECEMBER 31,
                                                                                  ---------------------------------
                                                                                      1995                  1994
                                                                                  ------------            --------
Cash flows from operating activities:
    Net income                                                                        522,493             $316,589
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provision for loan losses                                                      45,000               36,500
        Depreciation of premises and equipment                                        157,776              151,534
        Amortization of premiums on securities                                         29,031               26,893
        Accretion of discounts on securities                                          (64,040)             (36,816)
        Net (gain) loss on sale of securities                                          12,590              (13,886)
        Net (gain) loss on sale of real estate acquired through foreclosure             7,162              (32,340)
        Net gain on sale of fixed assets                                               (6,000)                   -
        Proceeds from the sale of loans, net of related fees                          944,636            1,324,611
        Loans originated for resale                                                  (850,923)          (1,210,669)
        Increase in other assets                                                     (521,729)            (251,958)
        Increase (decrease) in accounts payable and accrued expenses                 (182,010)             732,665

               Net cash provided by operating activities                               93,986            1,043,123

Cash flows from investing activities:
    Net loan originations and principal collections on loans                       (7,089,831)          (2,231,866)
    Purchases of securities                                                        (7,331,545)          (8,854,134)
    Purchase of FHLB stock                                                           (178,600)                   -
    Proceeds from sales, maturities, calls and principal repayments
      on securities                                                                 9,917,363            3,083,958
    Proceeds from sales of real estate acquired through foreclosure                   154,538               97,000
    Purchases of premises and equipment                                              (130,375)            (311,281)

               Net cash used in investing activities                               (4,658,450)          (8,216,323)

Cash flows from financing activities:
    Net increase in deposits                                                        4,497,632           15,183,764
    Dividends paid                                                                    (74,400)                   -
    Retirement of common stock                                                              -              (46,324)

               Net cash provided by financing activities                            4,423,232           15,137,440

Increase (decrease) in cash and cash equivalents                                     (141,232)           7,964,240

Cash and cash equivalents, beginning of year                                       11,551,180            3,586,940

Cash and cash equivalents, end of year                                             11,409,948          $11,551,180
                                                                                   ==========          ===========

Supplemental disclosures:

The Bank paid approximately $1,696,000 and $1,102,000 in interest during the years ended December 31, 1995 and 1994, respectively.

The Bank transferred $161,700 from loans receivable to real estate owned during the year ended December 31, 1995.

The Bank paid approximately $104,000 and $101,000 in income taxes during the years ended December 31, 1995 and 1994, respectively.

The accompanying notes are an integral pan of these statements.

                      PARK BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

      NOTE I - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND CONSOLIDATION

         Park Bankshares, Inc. (the "Company") is a bank holding company incorporated in the state of Florida. Effective August 31, 1993, under a reorganization agreement, the stockholders of First National Bank of Lake Park exchanged all of their shares of common stock for all of the common stock of Park Bankshares, Inc. The transaction was treated in a manner similar to a pooling of interests and accordingly the Bank's consolidated financial statements include the accounts and operations of First National Bank of Lake Park for all periods presented.

         The consolidated financial statements include the accounts of Park Bankshares, Inc. and its wholly-owned subsidiary, First National Bank of Lake Park, a federally chartered independent community bank, collectively referred to as "the Bank". All significant intercompany balances and transactions have been eliminated in consolidation.

         The financial statements have been prepared in conformity with generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         A summary of the significant accounting policies which were consistently applied in the preparation of the consolidated financial statements follows:

         SECURITIES AVAILABLE FOR SALE

         In accordance with Statement of Financial Accounting Standards No. 115, ("SFAS No. 115"), securities available for sale are carried at fair value (market value), inclusive of realized gains and/or losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are reflected as a separate component to stockholders' equity, net of applicable deferred taxes.

         Securities are designated for the available for sale portfolio at the time of purchase.

                                                                     (continued)
                                        6

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

    NOTE I - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         SECURITIES AVAILABLE FOR SALE - CONTINUED

         Should any of these securities be sold, gains and losses will be recognized in the consolidated statement of income based on the specific-identification method, and the net unrealized gain or loss included as a separate component of stockholders' equity will be adjusted accordingly.

         TRADING SECURITIES

         The Bank held no trading securities as of December 31, 1995 and 1994, and has no intention of entering into trading activities at this time.

         SECURITIES HELD TO MATURITY

         Securities held to maturity are carried at amortized cost. Under the guidance of SFAS No. 115, securities which the Bank has the positive intent and ability to hold to maturity, are designated as held to maturity securities. Such securities may be sold or transferred to the available for sale or trading securities classification, only as a result of isolated, nonrecurring, or unusual changes in circumstances which the Bank could not have reasonably anticipated, such as a change in statutory or regulatory requirements regarding investment limitations or a significant deterioration in the security issuer's credit-worthiness.

         In November 1995, the FASB issued a Special Report on implementation of SFAS No.115. The Special Report included a transition provision which permitted all entities to reassess the appropriateness of securities classifications and permitted the transfer of securities between classifications by December 31, 1995. However, in connection with a routine examination of the Bank by the Office of the Comptroller of the Currency, the Bank was requested to perform a reassessment of the classification of securities in the held to maturity category. Pursuant to the reassessment as of August 31, 1995, the Bank transferred securities having a historical amortized cost of approximately $8,455,000 from the held to maturity classification to the available for sale classification and recorded an unrealized loss of approximately $115,000 in connection therewith. This transfer resulted in an improved liquidity position for the Bank and provided management with greater flexibility to manage the size and composition of the securities portfolio. No other transfers of securities were made by the Bank during the year ended December 31, 1995.

         LOANS RECEIVABLE

         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and deferred loan origination fees.

                                                                     (continued)

                        PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

    NOTE I - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

         LOANS RECEIVABLE - Continued

         The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, and current and expected future economic conditions. While management believes that the Bank's allowance for loan losses was adequate as of December 31, 1995 and 1994, future increases to the allowance may become necessary if events or economic conditions differ from assumptions utilized by management in evaluating the loan portfolio.

         Uncollectible interest on loans that are contractually past due 90 days is charged-off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all accrued and unpaid interest. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrowers ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

         LOAN ORIGINATION FEES, COMMITMENT FEES AND RELATED COSTS

         Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

         PREMISES AND EQUIPMENT

         Land is carried at cost. Premises, furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

         REAL ESTATE ACQUIRED THROUGH FORECLOSURE

         Real estate acquired foreclosure is initially recorded at the lower of fair value at the date of foreclosure, less estimated disposal costs, or the unpaid principal balance (cost). Costs related to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically obtained from independent appraisers, and an allowance for loss is established by a charge to operations if the value of the property declines below its original estimated fair value.

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

    NOTE I - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         REAL ESTATE ACQUIRED  THROUGH FORECLOSURE - Continued

         If a sale of real estate acquired through foreclosure results in a gain, the gain is accounted for in accordance with Statement of Financial Accounting Standards No. 66 "Accounting for Sales of Real Estate." Accordingly, gains may be deferred or recognized currently depending on the terms of the sale. Losses are charged to operations as incurred.

         The Bank held no real estate acquired through foreclosure as of December 31, 1995 and 1994.

         INCOME TAXES

         Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The Bank accounts for income taxes in accordance with Statement of Financial Accounting Standards No.109 (SFAS No.109), "Accounting for Income Taxes". SFAS No. 109 requires accounting for deferred taxes utilizing the liability method, which applies the enacted income tax rates in effect at the balance sheet date to differences between the book and tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

         CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, the Bank has defined cash equivalents as highly liquid investments with original maturities of three months or less; this includes cash on hand, amounts due from banks, and federal funds sold.

         FINANCIAL STATEMENT RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the December 31, 1995 consolidated financial statement presentation.



                      PARK BANKSHARES, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           DECEMBER 31, 1995 AND 1994

NOTE 2 - SECURITIES

     SECURITIES AVAILABLE FOR SALE

         The market carrying value and historical cost of securities designated as available for sale at December 31, 1995 and 1994 are summarized as follows:

                                                                  DECEMBER 31, 1995
                                              ----------------------------------------------------------
                                               Historical         Gross         Gross           Market
                                                Amortized       Unrealized    Unrealized       Carrying
                                                  Cost            Gains        Losses          Value
                                              -----------       -----------   -----------    -----------

        U.S. Treasury securities             $   748,226        $   1,380     $      -       $   749,606
        U.S. Government agency
         securities                            4,558,178           40,222            -         4,598,400
        Obligations of states and
         political subdivisions                1,049,700            5,080        (1,104)       1,053,676
        Mortgage-backed securities             4,164,371           78,076       (21,062)       4,221,385
                                               ---------           ------     ---------       ---------

        Total securities available
         for sale                            $10,520,475        $ 124,758     $ (22,166)     $ 10,623,067
                                             ===========        =========     =========      ============


                                                                 DECEMBER 31, 1994
                                                 ---------------------------------------------------------
                                                   Historical      Gross          Gross          Market
                                                   Amortized    Unrealized      Unrealized      Carrying
                                                     Cost         Gains           Losses          Value
                                                 -----------    ----------      ----------      ----------
        U.S. Treasury securities                 $ 1,988,885    $        -      $ (14,334)      $1,974,551
        U.S. Government agency
         securities                                  995,900             -           (647)         995,253
        Marketable equity securities                 387,980    $        -      $ (73,791)      $  314,189
                                                  ----------    ----------      ----------      ----------

        Total securities available
         for sale                                $ 3,372,765    $        -      $ (88,772)      $3,283,923
                                                 ===========    ==========      ==========      ==========

         Proceeds from the sales of securities available for sale and related gross realized gains and losses for December 31, 1995 and 1994, are summarized as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                             1995       1994
                                                       -----------    ---------
        Sales proceeds                                 $ 4,628,302    $ 508,281
        Gross realized gains                           $    41,694    $  13,886
        Gross realized losses                          $   (54,284)   $       -

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 2 - SECURITIES - Continued

SECURITIES AVAILABLE FOR SALE - Continued

The historical amortized cost and market values of debt securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers often have the right to call or prepay obligations with or without call or prepayment penalties.

                                                HISTORICAL          CARRYING
                                                AMORTIZED             VALUE
                                                   COST          (MARKET VALUE)
                                               -----------       --------------
Due in one year or less                        $   748,227        $   749,606
Due from one year to five years                  3,858,177          3,885,494
Due from five years to ten years                   700,000            712,906
Due after ten years                              1,049,700          1,053,676
                                               -----------        -----------
                                                 6,356,104          6,401,682

Mortgage-backed securities                       4,164,371          4,221,385
                                               -----------        -----------

Total securities available for sale            $10,520,475        $10,623,067
                                               ===========        ===========

SECURITIES HELD TO MATURITY

The amortized cost and approximate market values of securities held to maturity at December 31, 1995 and 1994 are summarized as follows:

                                              DECEMBER 31, 1995
                             ---------------------------------------------------
                              (CARRYING
                                VALUE)        GROSS       GROSS      APPROXIMATE
                              AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                 COST         GAINS       LOSSES         VALUE
                             ----------    ----------   ----------   -----------
U.S. Treasury securities     $2,014,413     $  16,522    $       -    $2,030,935
U.S. Government agency
  securities                  5,358,728         3,646      (77,249)    5,285,125
Obligations of states and
  political subdivisions        204,309        38,122            -       242,431
Mortgage-backed securities      378,425             -         (202)      378,223
Other securities                 13,750             -            -        13,750
                             ----------     ---------    ---------    ----------
Total securities held to
  maturity                   $7,969,625     $  58,290    $ (77,451)   $7,950,464
                             ==========     =========    =========    ==========

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 2 - SECURITIES - Continued

SECURITIES HELD TO MATURITY - Continued

                                            DECEMBER 31, 1994
                           -----------------------------------------------------
                            (CARRYING
                              VALUE)        GROSS         GROSS      APPROXIMATE
                            AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                              COST          GAINS         LOSSES         VALUE
                           -----------    ----------   -----------   -----------
U.S. Treasury securities   $ 2,019,658    $        -   $  (134,818)  $ 1,884,840
U.S. Government agency
  securities                 7,042,431             -      (429,931)    6,612,500
Obligations of states and
  political subdivisions     3,518,514         1,895      (384,709)    3,135,700
Mortgage-backed securities   5,087,296             -      (321,395)    4,765,911
Other securities                13,750             -             -        13,750
                           -----------    ----------   -----------   -----------
Total securities held to
  maturity                 $17,681,649    $    1,895   $(1,270,843)  $16,412,701
                           ===========    ==========   ===========   ===========
The historical amortized cost and market values of debt securities held to maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers often have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      HISTORICAL    APPROXIMATE
                                                      AMORTIZED       MARKET
                                                        COST          VALUE
                                                     ------------   -----------
Due in one year or less                              $          -   $         -
Due from one year to five years                         7,373,141     7,316,060
Due from five years to ten years                                -             -
Due after ten years                                       204,309       242,431
                                                     ------------   -----------
                                                        7,577,450     7,558,491

Mortgage-backed securities                                378,425       378,223
Other securities                                           13,750        13,750
                                                     ------------   -----------

Total securities held to maturity                    $  7,969,625   $ 7,950,464
                                                     ============   ===========

At December 31, 1995 and 1994, securities available for sale and held to maturity with carrying values of approximately $10,773,000 and $7,288,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 3 - LOANS RECEIVABLE

Loans representing whole loans originated or purchased consist of the following:

                                                      DECEMBER 31,
                                           --------------------------------
                                               1995                 1994
                                           -----------          -----------
Real estate, mortgage                      $25,166,985          $18,578,308
Real estate, construction                    2,306,289                    -
Commercial and industrial                    3,460,097            6,779,580
Installment                                  1,959,537              991,227
Municipal                                      346,691                    -
Other                                           19,754                9,551
                                           -----------          -----------
                                            33,259,353           26,358,666
Less:
   Deferred loan origination fees              140,371               90,792
   Allowance for loan losses                   540,305              413,420
                                           -----------          -----------

      Loans receivable, net                $32,578,677          $25,854,454
                                           ===========          ===========

Activity in the allowance for loan losses is summarized as follows:

                                                YEAR ENDED DECEMBER 31,
                                           --------------------------------
                                              1995                  1994
                                           -----------          -----------
Balance at beginning of year               $   413,420          $   404,612

   Charge-offs                                (206,416)             (99,290)
   Recoveries                                  288,301               71,598
   Provision for loan losses                    45,000               36,500
                                           -----------          -----------

Balance at end of year                     $   540,305          $   413,420
                                           ===========          ===========

At December 31, 1995 and 1994, the Bank had no nonaccrual loans.

In 1994, the Bank incurred approximately $55,000 of legal expenses in connection with the collection of certain defaulted loans. In 1995, the Bank received insurance recoveries in connection with these loans and credited approximately $55,000 to legal expenses as a reimbursement for the legal expenses incurred in 1994. The $55,000 legal expense in 1994 and legal expense credit in 1995 are included in other noninterest expense in the consolidated statements of income for the respective years.

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 3 - LOANS RECEIVABLE - Continued

Loans to executive officers, directors and principal shareholders of the Bank were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and, in management's opinion, did not involve more than normal credit risk of collectibility. At December 31, 1995 and 1994, these loans aggregated approximately $407,000 and $660,000, respectively.

The Bank serviced approximately $3,913,000 and $3,297,000 of loans for others at December 31, 1995 and 1994, respectively.

Unfunded portions of lines of credit and construction loans at December 31, 1995 approximately $1,266,000 and $254,000, respectively.

NOTE 4 - PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                      DECEMBER 31,
                                           --------------------------------
                                               1995                 1994
                                           -----------          -----------
    Land                                   $   359,160          $   359,160
    Premises                                 1,274,303            1,274,303
    Furniture, fixtures and equipment        1,143,404            1,027,884
                                           -----------          -----------
                                             2,776,867            2,661,347
    Less accumulated depreciation            1,107,453              963,699
                                           -----------          -----------

       Premises and equipment, net         $ 1,669,414          $ 1,697,648
                                           ===========          ===========

NOTE 5 - DEPOSITS

At December 31, 1995, scheduled maturities of certificates of deposit with a remaining term of more than one year are as follows:

                               1997          1998         1999        2000
                            ----------    ----------    --------   ----------
    3.63% - 4.99%           $  797,468    $   80,786    $ 80,326   $        -
    5.00% - 5.99%            1,488,208     1,479,346      21,674      312,754
    6.00% - 6.99%              227,293             -      20,000    1,316,391
    7.00% - 7.13%                    -             -           -      604,303
                            ----------    ----------    --------   ----------

                            $2,512,969    $1,560,132    $122,000   $2,233,448
                            ==========    ==========    ========   ==========

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 5 - DEPOSITS - Continued

Interest expense on deposit accounts is summarized as follows:

                                                 YEARS ENDED DECEMBER 31,
                                           ----------------------------------
                                              1995                     1994
                                           ----------              ----------
NOW accounts                               $  306,240              $  211,274
Money market accounts                         424,925                 250,861
Savings deposits                               58,438                  62,658
Certificates of deposit                       961,209                 590,037
                                           ----------              ----------

                                           $1,750,812              $1,114,830
                                           ==========              ==========

Deposits of governmental agencies amounted to approximately $11,506,000 and $12,417,000 at December 31, 1995 and 1994, respectively.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of estimated fair values of financial instruments. These estimated fair values are to be disclosed whether or not they are recognized in the balance sheet, provided it is practical to estimate such values.

The fair values have been estimated by the Bank, using available market information for marketable instruments and appropriate valuation methodologies for other instruments. However, considerable judgment and subjectivity is necessarily required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fair values of financial instruments at December 31, 1995 are summarized as follows:

                                            CARRYING            ESTIMATED
                                             AMOUNT            FAIR VALUE
                                          ------------        ------------
Assets:
  Cash and cash equivalents               $ 11,409,948        $ 11,409,498
  Securities available for sale             10,623,067          10,623,067
  Securities held to maturity                7,969,625           7,950,464
  Federal Reserve Bank Stock                    77,350              77,350
  Federal Home Loan Bank Stock                 178,600             178,600
  Loans receivable, gross                   33,259,353          32,179,728

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

                                            CARRYING            ESTIMATED
                                             AMOUNT            FAIR VALUE
                                          ------------        ------------
Liabilities:
Certificates of deposit                   $ 18,328,732        $ 18,593,016
Other deposits                              42,085,203          42,085,203

Other off-balance sheet financial instruments have been reflected in Note 10. These financial instruments consist of standby letters of credit and commitments to extend credit. These are generally short-term in nature and reflective of the current fee structure of the Bank in providing these services. While these transactions are subject to credit risk, management believes that the credit risk in the aggregate is reflected in the pricing structure of these transactions and in the allowance for loan losses carried in the financial statements. The face value of these off-balance sheet transactions is considered to approximate fair value.

The fair value of securities is estimated based upon the market prices quoted on national or regional exchanges. The Bank obtains the market prices for these securities from the broker/dealer from whom the securities were purchased or from another broker/dealer who maintains cash flow models for the securities.

The fair value of loans is estimated on the current present values using applicable discount factors based on the current rates of interest charged by the Bank for similar transactions. For this purpose loans have been aggregated into major categories based on pricing characteristics. No adjustment was made to the discount factors for changes in the credit quality of loans. Management believes that the risk factor embedded in the discount rates results in a fair valuation of the gross loan portfolio.

The fair value of certificates of deposit is estimated based on present values using discount factors based on the current rate of interest paid for certificates of deposit of similar maturity. As required by SFAS No. 107, all other categories of deposits, which have no stated maturities, are shown at their face value.

The fair values presented herein are based on pertinent information available to management as of the indicated date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for the purpose of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 7 - STOCKHOLDERS' EQUITY AND REGULATORY REQUIREMENTS

At December 31, 1995, the Bank has reserved 62,000 shares of common stock to be issued under a nonqualified stock option plan to Bank officers and employees. 60,000 shares are reserved for issuance to Bank employees and 2,000 shares are reserved for issuance to Bank officers. At December 31, 1995 no options had been granted to any officers or employees of the Bank.

On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 "FDICIA" became law. FDICIA requires Financial institutions to take certain actions relating to their internal operations. FDICIA also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, employee compensation, fees and benefits.

FDICIA established five regulatory capital categories and specifies supervisory actions to be taken with respect to less than adequately capitalized institutions. The regulation also ties the capital categories to three capital measures: Tier I risk-based capital, total risk-based capital and leverage capital. The Bank's capital ratios at December 31, 1995 all exceed the highest capital category which is deemed as "well capitalized". The ratios for each category and the ratios for First National Bank of Lake Park at December 31, 1995 are summarized as follows:


                                         TIER I                   TOTAL
                                       RISK-BASED               RISK-BASED              LEVERAGE
CAPITAL CATEGORY                          RATIO                   RATIO                  RATIO
----------------                       ----------               ----------              --------
First National Bank of Lake Park                10.52%                  11.77%                  6.55%

Well capitalized                   /greater than/6.00%    /greater than/10.00%    /greater than/5.00%

Adequately capitalized                     4.00%-5.99%             8.00%-9.99%            4.00%-4.99%

Undercapitalized                           3.00%-3.99%             6.00%-7.99%            3.00%-3.99%

Significantly undercapitalized        /less than/3.00%        /less than/6.00%            2.01%-2.99%

Critically undercapitalized                          -                       -       /less than/2.00%

The prompt corrective action framework created by FDICIA establishes a series of increasingly severe mandatory and discretionary supervisory actions that would be applied to institutions classified as undercapitalized, significantly undercapitalized or critically undercapitalized. Generally, banks classified as less than adequately capitalized must file a capital restoration plan with the FDIC detailing how the bank intends to return to an adequately capitalized classification.

The Bank, as a nationally-chartered, Federal Reserve member bank, is subject to regulatory dividend restrictions. Under such restrictions, the Bank may not, without prior regulatory approval, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the previous two years.

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 8 - INCOME TAXES

The components of income taxes are as follows:

                                                  DECEMBER 31,
                                           -------------------------
                                              1995            1994
                                           ---------        --------
Current:
  Federal                                  $ 186,871        $103,491
  State                                       35,360          22,962
                                           ---------        --------

    Total current                            222,231         126.453
                                           ---------        --------
Deferred:
  Federal                                    (17,287)        (33,397)
  State                                       (1,713)         (3,566)
                                           ---------        --------

    Total deferred                           (19,000)        (36,963)
                                           ---------        --------

                                           $ 203,231        $ 89,490
                                           =========        ========

Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate as follows:

                                            YEARS ENDED DECEMBER 31,
                                           -------------------------
                                              1995            1994
                                           ---------        --------
Tax at statutory rate                      $ 246,74         $138,067
Increase (decrease) in tax resulting in:
  Tax exempt income                         (56,196)         (59,182)
  State income tax, net of federal
  tax benefit
                                             19,713           12,801
  Benefit of Surtax Exemption                     -           (1,335)
Other                                        (7,032)            (861)
                                           ---------        --------

                                           $ 203,231        $ 89,490
                                           =========        ========

At December 31, 1995 and 1994, the Company had a net deferred tax asset (liability) of ($36,644) and $17,305, respectively, primarily relating to temporary differences, SFAS No. 115 and a 1995 capital loss carryforward net of a related valuation allowance. The realization of the tax benefits associated with the utilization of the capital loss carryforward is dependent on taxable income of the same character during the carryforward period. Accordingly, a valuation allowance has been provided as it is more likely than not that the carryforward will not be utilized. A valuation allowance of $20,275 has been recorded as an offset to the deferred tax asset at December 31, 1995.

Pursuant to SFAS No. 115, the Company has included in the net deferred tax assets (liabilities) a deferred tax asset (liability) of ($39,541) and $33,405 at December 31, 1995 and 1994, respectively, as a result of the net unrealized loss (gain) on securities available for sale.

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 8 - INCOME TAXES - Continued

The Bank had the following significant (taxable) deductible temporary differences:

                                                  1995             1994
                                               ---------        ---------
Allowance for loan losses                      $ 307,000        $ 262,000
Fixed assets                                    (386,000)        (415,000)
Deferred loan fees                                25,000           53,000
Accretion on securities                          (45,000)         (43,000)
Accrued legal settlement                         100,000          100,000
                                               ---------        ---------

                                               $   1,000        $ (43,000)
                                               =========        =========

NOTE 9 - LEASES

The Bank leases office facilities and certain equipment under noncancelable operating lease agreements. The Bank leases two branches of which one lease expires on August 30, 1999 and the other expires on June 30, 2000. Both lease agreements contain options for renewals.

Rent expense was approximately $93,000 and $85,000 for the years ended December 31, 1995 and 1994, respectively.

Future minimum lease payments under noncancelable operating leases at December 31, 1995 are as follows:

          1996                                    $105,000
          1997                                     105,000
          1998                                     109,800
          1999                                      98,800
          2000                                      36,000
                                                  --------
          Total minimum lease payments            $454,600

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Bank is involved in litigation arising in the normal course of business, none of which is deemed by management to be material to its financial position.

The Bank has a Federal Funds line of credit for $1,000,000 with a correspondent Bank. The line of credit has no expiration date but is evaluated by the correspondent Bank on a quarterly basis. At December 31, 1995, the Bank had no outstanding balance due under the available line.

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 10 - COMMITMENTS AND CONTINGENCIES - Continued

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Bank controls the credit risk of these financial instruments through credit approvals, lending limits and monitoring procedures.

Financial instruments whose contract amounts represent credit risk at December 31, 1995 are summarized as follows:

          Commitments to extend credit             $1,137,000
          Standby letters of credit                  $339,995

The Bank was involved in litigation pertaining to a lease on one of its branch facilities in which it was the lessee. While the Court ruled in favor of the lessor, the Bank intends to vigorously appeal the ruling. An approximate $100,000 expense relating to the Court's ruling was accrued for at December 31, 1995 and 1994 and included in other noninterest expense for the year ended December 31, 1994.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank does not have officer and director liability insurance. The Bank has agreed to indemnify all officers and directors from any potential liability they may have as a result of their actions in fulfilling their responsibilities as officers and directors.

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 10 - COMMITMENTS AND CONTINGENCIES - Continued

The Bank maintains a Salary Savings Plan 401(k) for the benefit of employees. The Plan provides for the Bank to make contributions pursuant to applicable salary savings elections and discretionary sponsor contributions as may be determined by the Board of Directors. The sponsor contribution for both of the years ended December 31, 1995 and 1994 was approximately $6,000 each.

NOTE 11 - CONCENTRATIONS OF CREDIT RISK

First National Bank of Lake Park is a community commercial bank, operating in the Greater West Palm Beach area, Palm Beach County, Florida. The Bank principally extends credit for commercial business and commercial real estate loans, substantially all of which are located in South Florida. Although the Bank maintains a diversified loan portfolio, a substantial portion of its borrowers' abilities to repay loans is dependent upon the economic condition of the South Florida region.

NOTE 12 - PARENT COMPANY ONLY FINANCIAL INFORMATION

The following is a condensed summary of balance sheets, statements of income and cash flows of Park Bankshares, Inc. (Parent Company only) as of and for the years ended December 31, 1995 and 1994:

                                 BALANCE SHEETS

                                              1995                   1994
                                           ----------             ----------
ASSETS

Cash                                       $   26,772             $   24,271
Investment in subsidiary                    4,319,708              3,742,925
Other assets                                   37,937                 58,958
                                           ----------             ----------

    Total assets                           $4,384,417             $3,826,154
                                           ==========             ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses      $   15,990             $   24,241
                                           ----------             ----------
    Total liabilities                          15,990                 24,241

Stockholders' equity
  Common stock                                  2,480                  2,480
  Additional paid-in capital                2,470,646              2,470,646
  Net unrealized gains (losses) on
    securities available for sale              63,054                (55,367)
Retained earnings                           1,832,247              1,384,154
                                           ----------             ----------
    Total stockholders' equity              4,368,427              3,801,913
                                           ----------             ----------
    Total liabilities and
      stockholders' equity                 $4,384,417             $3,826,154
                                           ==========             ==========

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1994

NOTE 12 - PARENT COMPANY ONLY FINANCIAL INFORMATION - CONTINUED

                              STATEMENTS OF INCOME

                                            1995                  1994
                                          --------              --------

Income                                    $      -              $      -

Expense
  Other operating                           21,429                13,167
                                          --------              --------
    Loss before undistributed earnings
      of subsidiary and income taxes        21,429                13,167

Equity in undistributed earnings of
  subsidiary                               535,672               324,162
                                          --------              --------

    Income before income taxes             514,243               310,995

    Income taxes (benefit)                  (8,250)               (5,594)
                                          --------              --------
    Net income                           $ 522,493              $316,589
                                         =========              ========

                                                                     (continued)

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 and 1994

NOTE 12 - PARENT COMPANY ONLY FINANCIAL INFORMATION - Continued

                            STATEMENTS OF CASH FLOWS

                                                    1995          1994
                                                 ----------     ---------

Cash flows from operating activities:
  Net income                                     $  522,493     $ 316,589
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Amortization                                    2,910             -
      Equity in undistributed earnings
        of subsidiary                              (535,672)     (324,162)
      Decrease in other assets                       21,021           849
      Increase (decrease) in accounts
        payable and accrued expenses                 (8,251)       22,878
                                                 ----------     ---------

          Net cash provided by operating
            activities                                2,501        16,154

Cash flows from financing activities:
  Retirement of common stock                              -       (46,324)
  Dividends from subsidiary                          74,400             -
  Dividends paid on common stock                    (74,400)            -
                                                 ----------     ---------

    Net cash used in financing activities                 -       (46,324)
                                                 ----------     ---------

Increase (decrease) in cash                           2,501       (30,170)

Cash at beginning of year                            24,271        54,441
                                                 ----------     ---------

Cash at end of year                              $   26,772     $  24,271
                                                 ==========     =========

                                                                    EXHIBIT 28.1
                                                                       2

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                              JUNE 30, 1996          1995
                                               (UNAUDITED)          (NOTE)
                                              -------------      ------------
Assets:
  Cash and due from banks                      $ 4,398,607       $ 2,954,948
  Federal Home Loan Bank-Interest
    bearing account                              2,058,919                 -
  Federal Funds Sold                             6,713,000         8,455,000
  Securities Available for sale, at
    market value                                10,892,341        10,623,067
  Securities held to maturity, at
    cost (market value of $7,268,000
    and $7,950,464 at June 30, 1996
    and 1995, respectively)                      7,447,175         7,969,625
  Federal Reserve Bank stock, at cost               77,350            77,350
  Federal Home Loan Bank stock, at cost            197,200           178,600
  Loans receivable, net                         32,635,197        32,578,677
  Premises and equipment, net                    1,655,315         1,669,414
  Other assets                                   1,130,555         1,211,471
                                               -----------       -----------

        Total assets                           $67,205,659       $65,718,152
                                               ===========       ===========

Liabilities:
  Deposits:
    Demand deposits, noninterest bearing       $14,583,582       $12,341,716
    NOW accounts                                12,708,964        12,478,940
    Money market accounts                       14,880,861        14,519,416
    Savings deposits                             2,679,114         2,745,491
    Certificates of deposit under $100,000      14,834,459        14,405,325
    Certificates of deposit of $100,000
      or more                                    2,455,207         3,923,047
                                               -----------       -----------

        Total deposit                           62,142,187        60,413,935

Accounts payable and accrued expenses              849,386           935,790
                                               -----------       -----------

        Total Liabilities                       62,991,573        61,349,725
                                               -----------       -----------

Stockholders' equity:
  Common stock, $.01 par value - Shares
    authorized - 2,000,000. Shares
    issued and outstanding - June 30,
    1996 - 232,250; December 31, 1995 -
    248,000.                                         2,322             2,480
  Additional paid-in capital                     2,203,053         2,470,646
  Net unrealized gain (loss) on
    securities available for sale                  (81,790)           63,054
  Retained Earnings                              2,090,501         1,832,247
                                               -----------       -----------

     Total stockholders' equity                  4,214,086         4,368,427
                                               -----------       -----------
        Total liabilities and
          stockholders' equity                 $67,205,659       $65,718,152
                                               ===========       ===========

NOTE: The balance sheet at December 31, 1995 has been derived from the audited financial statements.

See Accompanying Note.

                      PARK BANKSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                          SIX MONTHS ENDING JUNE 30,
                                              1996           1995
                                          -----------    -----------
Interest Income
  Loans                                   $ 1,613,210    $ 1,252,496
  Securities                                  545,888        687,981
  Federal funds sold                          243,599        117,996
  Federal Home Loan Bank                       48,447              0
                                          -----------    -----------
         Total interest                     2,451,144      2,058,473

Interest expense
  Deposits                                    979,772        799,099
  Federal funds purchased                          -               0
                                          -----------    -----------

         Total interest expense               979,772        799,099
                                          -----------    -----------

         Net interest income                1,471,372      1,259,374

Provision for loan losses                      50,000              0
                                          -----------    -----------

         Net interest income after
           provision for loan losses        1,421,372      1,259,374

Noninterest income
  Service fees and other income               307,594        210,749
  Gain on sale of fixed assets                    775              0
  Gain (loss) on sale of securities            (3,076)           533
  Gain on sale of loans                        22,046         49,658
  Gain (loss) on sale of real
    estate acquired through foreclosure             -              0
                                          -----------    -----------

         Total noninterest income             327,339        260,940

Noninterest expense
  Salaries and employee benefits              697,306        645,472
  Occupancy, furniture and equipment
    expense                                   208,698        208,543
  Deposit insurance and supervisory
    costs                                      14,929         69,860
  Other                                       315,434        282,434
                                          -----------    -----------

         Total noninterest expense          1,236,367      1,206,309
                                          -----------    -----------

         Income before income taxes           512,345        314,006

         Income taxes                         184,416         83,927
                                          -----------    -----------

         Net income                       $   327,929    $   230,079
                                          ===========    ===========


                      PARK BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   (UNAUDITED)

                                                                              NET UNREALIZED
                                                                                GAIN (LOSS)
                                               COMMON STOCK      ADDITIONAL    ON SECURITIES                   TOTAL
                                            ------------------     PAID-IN       AVAILABLE      RETAINED    STOCKHOLDERS'
                                             SHARES    AMOUNT      CAPITAL       FOR SALE       EARNINGS       EQUITY
                                            -------    -------   ----------   --------------    --------    -------------
Balance at January 1, 1995                  248,000     2,480     2,470,646      (55,367)      1,384,154      3,801,913


Change in valuation allowance for
net unrealized gain (loss) on
securities available for sale                     -         -             -      118,421               -        118,421

Dividends Paid                                    -         -             -            -         (74,400)       (74,400)

Net income                                        -         -             -            -         522,493        522,493
                                            -------    ------    ----------     --------      ----------     ----------

Balance at December 31, 1995                248,000     2,480     2,470,646       63,054       1,832,247      4,368,427

Re-purchase of Common Stock                 (15,750)     (158)     (267,593)           -               -       (267,751)

Change in valuation allowance for
net unrealized gain (loss) on
securities available for sale                     -         -             -     (144,844)              -       (144,844)

Dividends Paid                                    -         -             -            -         (69,675)       (69,675)

Net income                                        -         -             -            -         327,929        327,929
                                            -------    ------    ----------     --------      ----------     ----------

Balance at June 30. 1996                    232,250    $2,322    $2,203,053     $(81,790)     $2,090,501     $4,214,086
                                            =======    ======    ==========     ========      ==========     ==========

See Accompanying Note.

                     PARK BANKSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (UNAUDITED)

                                                  SIX MONTHS ENDING JUNE 30,
                                                  --------------------------
                                                     1996            1995
                                                  ----------      ----------

Cash flows from operating activities:
  Net Income                                      $  327,929      $  230,079
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Provision for loan losses                       50,000               0
      Depreciation of premises & equipment            79,487          79,076
      Amortization of premiums on securities          24,054          12,899
      Accretion of discounts on securities           (18,015)        (22,663)
      Net gain (loss) on sale of fixed assets            775               0
      Net gain (loss) on sale of securities           (3,076)            533
      Proceeds from the sale of loans, net
        of related fees                              313,696         612,074
      Loans originated for resale                   (284,960)       (553,765)
      Increase in other assets                        80,916         (80,163)
      Increase (decrease) in accts payable
        and accrued expenses                         (86,404)       (473,184
                                                ------------     -----------

      Net cash provided by operating
        activities                                   484,402        (195,113)
                                                ------------     -----------

Cash flows from investing activities:
  Net loan originations and principal
    collections on loans                             (56,520)     (1,917,114)
  Purchases of securities                         (5,396,125)     (2,267,485)
  Proceeds from sales, maturities, calls
    and repayments of securities                   5,403,382       1,813,797
  Purchases of premises and equipment                (65,388)       (101,734)
                                                ------------     -----------

      Net cash used in investing activities         (114,651)     (2,472,536)
                                                ------------     -----------

Cash flows from financing activities:
  Net increase in deposits                         1,728,252        (171,052)
  Dividends paid to stockholders                     (69,675)        (74,400)
  Retirement of common stock                        (267,750)              0
                                                ------------     -----------

      Net cash provided by financing
        activities                                 1,390,827        (245,452)
                                                ------------     -----------

Increase (decrease) in cash and cash
  equivalents                                      1,760,578      (2,913,101)

Cash and cash equivalents, beginning of period    11,409,948      11,551,180
                                                ------------     -----------

Cash and cash equivalents, end of period        $ 13,170,526     $ 8,638,079
                                                ============     ===========

See Accompanying Note.

                      PARK BANKSHARES, INC., AND SUBSIDIARY
               NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT
                                   (UNAUDITED)
                                  JUNE 30, 1996


NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in Park Bankshares, Inc's annual report for the years ended December 31, 1995 and 1994.